SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 29, 2018

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

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Item 1.01. Entry into a Material Definitive Agreement.

On January 30, 2018 (Sydney time), Varian Medical Systems, Inc. (the “Company”) entered into a Scheme Implementation Deed (the “Agreement”) with Sirtex Medical Limited (“Sirtex”), an Australian company listed on the Australian Securities Exchange, to acquire 100% of the outstanding share capital of Sirtex (“the Transaction”).

The Transaction will be implemented by way of a board recommended, court approved, scheme of arrangement under the Australian Corporations Act (the “Scheme”) pursuant to which, at the closing of the Transaction, Sirtex shareholders will be entitled to receive AUD$28 in cash per Sirtex share held on the record date for the Transaction. The aggregate consideration will be approximately AUD$1,585 million, or USD$1,283 million.

Completion of the Scheme is subject to customary closing conditions set out in the Agreement, including, among others: (1) approval by Sirtex shareholders of the Scheme by the requisite majorities under, and in accordance with, the Australian Corporations Act,(2) the Treasurer of the Commonwealth of Australia giving the Company written advice, which is unconditional or subject only to conditions acceptable to the Company, that the Commonwealth Government of Australia does not object to the Transaction under the Australian Foreign Investments and Takeovers Act or is, or by the passage of time becomes, precluded from making an order in respect of the Transaction under that Act (“FIRB Approval”), (3) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction in, or government agency of, Australia, the United States of America, Germany, Italy, Belgium, the United Kingdom or Ireland preventing or imposing any legal restraint on the Transaction (excluding those relating to specified anti-trust approvals referred to below), (4) approval of the Scheme by the Federal Court of Australia (“Court”) in accordance with the Australian Corporations Act; (5) the receipt of specified anti-trust approvals; and (6) no specified events occur and no other events, circumstances or matters occur that would have, or would be reasonably likely to have a material adverse effect on the assets or earnings of Sirtex and its subsidiaries (together, the “Sirtex Group”).

The Company and Sirtex have each agreed to use reasonable endeavors to procure the satisfaction of each of the closing conditions that it is responsible for and to co-operate fully with each other in relation to the satisfaction of all closing conditions.

The Agreement contains customary representations, warranties and covenants of both the Company and Sirtex, including, in the case of Sirtex, among others, the following covenants applicable from the date of the Agreement until closing: (1) a covenant that Sirtex and the other members of the Sirtex Group conduct their businesses in the ordinary course and in a manner generally consistent with the manner in which such business were conducted in the 12 months prior to the date of the Agreement, (2) a covenant that Sirtex and the other members of the Sirtex Group use all reasonable endeavors to maintain and preserve their relationships with customers, suppliers, government agencies, landlords, licensors, licensees and others having business dealings with them, (3) a covenant prohibiting Sirtex from settling the existing class action litigation proceedings against it or any future related proceedings or taking any other step that compromises the members of the Sirtex Group’s rights in respect of such proceedings, (4) a covenant restricting Sirtex from declaring or paying any dividends, and (5) a covenant requiring the board of Sirtex to use its reasonable endeavors to recommend the Scheme to its shareholders, subject to customary exceptions. These covenants are subject to customary exceptions including where actions have been consented to in writing by the Company.

Sirtex has agreed not to, except with the prior written consent of the Company, (1) solicit, invite, encourage or initiate any competing proposal or transaction or any enquiries, negotiations or discussions with any third party in relation to, or that may reasonably be expected to lead to, a competing proposal or transaction or communicate any intention to do any of those things, or (2) continue, or participate in, negotiations or discussions with, or enter into any agreement or understanding with, any third party in relation to, or that may reasonably be expected to lead to, a competing proposal or transaction, even if the competing proposal was not solicited, invited, encouraged or initiated by Sirtex, subject to customary exceptions including those relating to the Sirtex board complying with their fiduciary or statutory obligations (“Exclusivity Obligations”).

Either the Company or Sirtex may terminate the Agreement where (1) the Scheme is not implemented on or before July 31, 2018, (2) any event occurs which prevents a condition precedent from being satisfied and that condition precedent is not waived by Sirtex or Varian or both (as applicable), or (3) there is a material breach of the Agreement by the other party prior to the date of the Court hearing to approve the Scheme that is not remedied within 10 business days. The Company may terminate the Agreement where (1) a majority of the Sirtex board of directors change or withdraw their recommendation of the Scheme or (2) there is a material breach of representations and warranties given by Sirtex that is not remedied within 10 business days after written notice of the breach is provided by the Company. Sirtex may terminate the Agreement where (1) the independent expert that is to be appointed by it to provide an opinion to Sirtex shareholders on whether the Scheme is in the best interests of Sirtex shareholders (the “Expert”) concludes that the Scheme is not in the best interests of Sirtex shareholders or adversely changes its opinion, (2) a majority of the Sirtex board publicly recommends a competing superior proposal prior to the date of the court hearing to approve the Scheme provided Sirtex has not breached its Exclusivity Obligations, or (3) a material breach of the representations and warranties given by the Company that is not remedied within 10 business days after written notice of the breach is provided by Sirtex.

The Company must pay Sirtex a break fee of 1% of the total consideration payable by the Company to Sirtex shareholders under the Scheme if the Scheme does not proceed because (1) it fails to obtain the FIRB Approval or the antitrust approvals, or (2) it materially breaches the Agreement resulting in termination. Sirtex must pay the Company a break fee of 1% of the total consideration payable by the Company to Sirtex shareholders under the Scheme if the Scheme does not proceed because (1) a competing transaction is announced within the exclusivity period and completes within 12 months (except in certain circumstances) (2) Sirtex terminates the Agreement because the Expert changes its recommendation to Sirtex shareholders due to a competing proposal or transaction, (3) the majority of its board changes or withdraws its recommendation of the Scheme without the Expert having concluding the Scheme is not in the best interests of Sirtex shareholders or adversely changing its opinion (in either case in the absence of a competing transaction), or (4) it materially breaches the Agreement resulting in termination.

The foregoing description of the Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Securities and Exchange Commission.

Varian currently plans to finance the Acquisition using cash on hand and proceeds from borrowings.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is being furnished, and is not deemed to be filed:

99.1	Press Release dated January 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name: Title:	John W. Kuo Senior Vice President and General Counsel

Dated: January 30, 2018